As filed with the Securities and Exchange Commission on June 21, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOAH HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)
Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Building 2, 1687 Changyang Road,
Shanghai 200090
People’s Republic of China
+86 (21) 8035-9221
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Qing Pan Noah Holdings Limited Building 2, 1687 Changyang Road, Shanghai 200090 People’s Republic of China +86 (21) 8035-9221	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 (10) 5737-9315	David T. Zhang, Esq. Mengyu Lu, Esq. Ethan Chen, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong +852 3761-3318

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS
NOAH HOLDINGS LIMITED
Class A Ordinary Shares
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, selling shareholders (if any) to be named in a prospectus supplement may offer and sell our Class A ordinary shares or ADSs held by them. We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).
We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” of this prospectus.
The ADSs are listed on the New York Stock Exchange under the symbol “NOAH.” On June 17, 2022 the last reported sale price of the ADSs on the New York Stock Exchange was US$16.26 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 14 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.
Noah Holdings Limited is a Cayman Islands holding company. We operate our domestic asset management business under the contractual arrangements. In our domestic asset management business, we act as the general partner of relevant investment funds which investment portfolio includes, among others, investments in third-party managed funds and equity investments into private companies. The PRC government regulates certain businesses through strict business licensing requirements and laws and regulations, including restrictions on foreign investment. These third-party managed funds or investee companies may target or operate certain business that are subject to foreign investment restrictions, which may require that investors shall not be foreign-invested enterprises (“FIEs”) or their foreign ownership percentage shall be limited to a specified ceiling to the extent permitted by relevant foreign investment regulations. We adopted the contractual arrangements because if we were to conduct our domestic asset management business through our PRC subsidiaries which are FIEs, we may lose the accessibility to the investments in certain businesses that are subject to foreign investment restrictions. Therefore, we rely on the contractual arrangements that we entered into with Noah Investment and its shareholders to carry out our domestic asset management business through Noah Investment and its subsidiaries (the “Consolidated Affiliated Entities”).
The contractual arrangements allow us to consolidate the financial results of Noah Investments and its operating subsidiaries. Our Consolidated Affiliated Entities, Noah Investment and its subsidiaries, generated RMB816.5 million, RMB935.5 million and RMB1,466.7 million in net revenues (after intra-group eliminations) in 2019, 2020 and 2021, respectively, which contributed 24.1%, 28.3% and 34.2% of our total net revenues in the respective years. In addition, we hold the required licenses and permits necessary to conduct our asset management business in China through our Consolidated Affiliated Entities. As used in this prospectus, each of “we,” “us,” “our company,” “our group,” “our” and “Noah” refer to Noah Holdings Limited, its subsidiaries and Consolidated Affiliated Entities. Investors of our ADSs are not purchasing equity interest in our Consolidated Affiliated Entities in China but instead are purchasing equity interest in a Cayman Islands holding company with no direct equity ownership of our Consolidated Affiliated Entities.
Our corporate structure is subject to risks associated with the contractual arrangements with our Consolidated Affiliated Entities. The contractual arrangements may not be as effective as direct ownership in providing us with control over our Consolidated Affiliated Entities and we may incur substantial costs to enforce the terms of the arrangements. Additionally, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. It is uncertain whether any new PRC laws or regulations relating to the contractual arrangements will be adopted or if adopted, what they would provide. If the corporate structure and the contractual arrangements are deemed by relevant regulatory authority or court to be illegal or invalid, either in whole or in part, we may lose control of our Consolidated Affiliated Entities and have to modify such structure to comply with regulatory requirements. Further, if the corporate structure and the contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authority would have broad discretion to take action in dealing with the violation or failure, in which case, we could be subject to severe penalties, including being prohibited from continuing its operations or unwinding the contractual arrangements. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Our Cayman Islands holding company, our subsidiaries and Consolidated Affiliated Entities, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our Consolidated Affiliated Entities and, consequently, significantly affect the financial performance of our Consolidated Affiliated Entities and our company as a whole. For a detailed description of the risks associated with our corporate structure, see “Item 3. Key Information — D. Risk Factors — Risks Related to Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2021, or our 2021 Form 20-F, which is incorporated herein by reference.
We face various legal and operational risks and uncertainties associated with being based in and having our operations primarily in China and the complex and evolving PRC laws and regulations. The PRC government has significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or be listed on United States or other foreign exchange outside of China. For example, we face risks associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, the use of our Consolidated Affiliated Entities, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. In addition, since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB. As a result, our ADSs may be delisted under the Holding Foreign Companies Accountable Act. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections. Also, the PRC governmental authorities have recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, implementation of industry-wide regulations directly targeting our operations could cause the value of our securities to significantly decline. For a detailed description of risks related to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2021 Form 20-F.
The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (United States), or the PCAOB, for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange. The PCAOB identified our auditor as one of the registered public accounting firms that the PCAOB is unable to inspect or investigate completely. On April 12, 2022, we were identified by the SEC under the HFCA Act as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completely by the PCAOB in connection with our filing of the annual report on Form 20-F for the fiscal year ended

December 31, 2021. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China  —  Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” in our 2021 Form 20-F.
Noah Holdings Limited is a Cayman Islands holding company. We rely on the contractual arrangements to carry out our domestic asset management business through the Consolidated Affiliated Entities. Under PRC law, we may provide funding to our PRC subsidiaries only through capital contributions or loans, and to the Consolidated Affiliated Entities only through loans, subject to the satisfaction of applicable government registration and approval requirements. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. For more details, see “Our Company — Transfer of Funds and Other Assets between Our Company, Its Subsidiaries and the Consolidated Affiliated Entities” in this prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 21, 2022.

i

ABOUT THIS PROSPECTUS
We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”
Unless otherwise indicated and except where the context otherwise requires, references in this prospectus to:
•
“ADSs” refer to our American depositary shares, two of which represent one Class A ordinary share;

•
“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

•
“Class A ordinary shares” refer to our Class A ordinary shares, par value US$0.0005 per share;

•
“Class B ordinary shares” refer to our Class B ordinary shares, par value US$0.0005 per share;

•
“Consolidated Affiliated Entities” refer to Noah Investment and its subsidiaries, all of which are controlled by our company through the Contractual Arrangements;

•
“Contractual Arrangements” refer to variable interest entity structure and, where the context requires, the agreements underlying the structure.

•
“Gopher Asset Management” refers to Gopher Asset Management Co., Ltd., a limited liability company established under the laws of the PRC on February 9, 2012, and one of our Consolidated Affiliated Entities;

•
“Gopher GP” refers to Gopher Capital GP Limited, an exempted company with limited liability incorporated in the Cayman Islands on May 11, 2012, and one of the significant subsidiaries;

•
“HNW” refers to high net worth;

•
“HNW clients” or “HNW investors” refer to clients/investors with investable financial assets of no less than RMB6 million;

•
“investment products” refer to products we distribute to clients, such as mutual fund products, private secondary products, private equity products and other products;

•
“Noah Group” refers to Shanghai Noah Investment (Group) Co., Ltd., a limited liability company established under the laws of the PRC on August 24, 2007, and one of the significant subsidiaries;

•
“Noah HK” refers to Noah Holdings (Hong Kong) Limited, a limited company incorporated under the laws of Hong Kong on September 1, 2011, and one of the significant subsidiaries;

•
“Noah Investment” refers to Shanghai Noah Investment Management Co., Ltd., a limited liability company established under the laws of the PRC on August 26, 2005, and one of the Consolidated Affiliated Entities;

•
“NYSE” refers to the New York Stock Exchange;

•
“ordinary shares” refer to our ordinary shares, which include both Class A ordinary shares and Class B ordinary shares, par value US$0.0005 per share;

•
“PCAOB” refers to the Public Company Accounting Oversight Board;

•
“RMB” or “Renminbi” refers to the legal currency of China;

•
“Shanghai Gopher” refers to Shanghai Gopher Asset Management Co., Ltd., a limited liability company established in the PRC on December 14, 2012, and one of the Consolidated Affiliated Entities; and

•
“ultra HNW clients” or “ultra HNW investors” refer to clients/investors with investable financial assets of more than RMB50 million.

Unless the context indicates otherwise, each of “we,” “us,” “our company,” “our group,” “our” and “Noah” refer to Noah Holdings Limited, its subsidiaries and Consolidated Affiliated Entities. Unless otherwise noted, all translations from RMB to U.S. dollars (“USD” or “US$”) are made at a rate of RMB6.3726 to US$1.00, the effective noon buying rate for December 30, 2021 as set forth in the H.10 statistical release of the Federal Reserve Board.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. Known and unknown risks, uncertainties and other factors, including those listed under the section entitled “Item 3. Key Information — D. Risk Factors” in our 2021 Form 20-F, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:
•
our goals and strategies;

•
our future business development, financial condition and results of operations;

•
the expected growth of the industries in which we operate;

•
our expectations regarding demand for and market acceptance of the products and services we distribute, manage or offer;

•
our expectations regarding keeping and strengthening our relationships with product providers;

•
relevant government policies and regulations relating to the industries in which we operate;

•
our ability to attract and retain qualified employees;

•
our ability to stay abreast of market trends and technological advances;

•
our plans to invest in research and development to enhance our product choices and service offerings;

•
competition in the industries in which we operate;

•
general economic and business conditions in China and internationally;

•
our ability to obtain certain licenses and permits necessary to operate and expand our businesses; and

•
our ability to effectively protect our intellectual property rights and not infringe on the intellectual property rights of others.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus, the documents incorporated by reference in this prospectus any accompanying prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law. We qualify all of our forward-looking statements by these cautionary statements.

OUR COMPANY
Company Overview
Founded in 2005, we are a leading wealth management service provider in China offering comprehensive one-stop advisory services on global investment and asset allocation primarily for HNW and ultra HNW investors.
We provide comprehensive financial services through our subsidiaries and Consolidated Affiliated Entities, comprising our wealth management business, asset management business and other businesses, to our clients. In 2021, our wealth management business, asset management business, and other businesses contributed to 74.2%, 24.2% and 1.6% of our total revenues, respectively.
•
Wealth management business.   Through the licensed distribution channels operated by our subsidiaries, we offer various investment products, including primarily domestic and overseas mutual fund products, private secondary products and other products, on behalf of our third-party product partners and Gopher, our asset management arm. We also provide customized value-added financial services to our clients, including investor education and trust services.

•
Asset management business.   Through Gopher, our asset management arm, we manage our clients’ investments in private equity, real estate, public securities, multi-strategy and other investment products. We conduct our domestic asset management business through our Consolidated Affiliated Entities, and overseas asset management business through our subsidiaries Noah HK and Gopher GP.

•
Other businesses.   This segment mainly includes lending services whereby we make secured loans to creditworthy clients through our subsidiaries. Since the third quarter of 2019, we have decreased lending and other businesses as we strategically shifted focus to our core wealth management and asset management businesses.

Historically, we also offered private equity products through our wealth management business. Following the enactment of the Supervision Measures on Distribution Institutions of Publicly-Raised Securities Investment Fund in October 2020, which provides that independent fund distribution institutions shall specialize in the distribution of funds that invest in public securities, our wealth management business ceased offering private equity products, and now primarily focuses on distributing mutual fund products and private secondary products. Since then, our asset management arm, Gopher, started to raise capital for private equity investments directly from our clients.
We operate our business to cater to the needs of our clients by leveraging (i) our unique ecosystem with leading product partners, including fund managers and top PE/VC general partners, (ii) a diversified product mix that contributes to a favorable revenue structure with competitive profit margins and delivers successful investment results, and (iii) significant synergies and high operating efficiency. We are a pioneer in China’s HNW wealth management services industry with various market-first achievements, and are the first wealth manager to have built an ecosystem with leading private secondary funds and PE/VC firms in China. Leveraging our early-mover advantage, deep understanding of the industry, strong execution capabilities and rigorous risk management, we have developed a comprehensive set of product offerings in collaboration with our product partners.
For more information about our company, please see “Item 4. Information on the Company” in our 2021 Form 20-F, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Corporate Information
Our principal executive offices are currently located in leased office space at Building 2, 1687 Changyang Road, Yangpu District, Shanghai and Building C and F, 32 Qinhuangdao Road, Yangpu District, Shanghai, which occupy approximately a total of 23,263 square meters. In May 2021, we purchased new headquarter premises with a gross floor area of approximately 72,000 square meters at 218, Shaohong Road, 1226 and 1256, South Shenbin Road, Minhang District, Shanghai, which will be used as our new headquarters. Our telephone number is +86 (21) 8035-9221. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at ir.noahgroup.com. The information contained on our website is not a part of this prospectus.
Our Corporate Structure and Contractual Arrangements with Our Consolidated Affiliated Entities and Their Respective Individual Shareholders
Noah Holdings Limited is a Cayman Islands holding company. We operate our domestic asset management business under the contractual arrangements. In our domestic asset management business, we act as the general partner of relevant investment funds which investment portfolio includes, among others, investments in third-party managed funds and equity investments into private companies. The PRC government regulates certain businesses through strict business licensing requirements and laws and regulations, including restrictions on foreign investment. These third-party managed funds or investee companies may target or operate certain business that are subject to foreign investment restrictions, which may require that investors shall not be foreign-invested enterprises, or FIEs, or their foreign ownership percentage shall be limited to a specified ceiling to the extent permitted by relevant foreign investment regulations. We adopted the contractual arrangements because if we were to conduct our domestic asset management business through our PRC subsidiaries which are FIEs, we may lose the accessibility to the investments in certain businesses that are subject to foreign investment restrictions. Therefore, we rely on the contractual arrangements that we entered into with Noah Investment and its shareholders to carry out our domestic asset management business through our Consolidated Affiliated Entities. For more details of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Contractual Arrangements” in our 2021 Form 20-F.
Because of the Contractual Arrangements, we are the primary beneficiary of Noah Investment and its subsidiaries and hence treat them as our consolidated entities and consolidate their results of operations into ours. Our Consolidated Affiliated Entities, Noah Investment and its subsidiaries, generated RMB816.5 million, RMB935.5 million and RMB1,466.7 million in net revenues (after intra-group eliminations) in 2019, 2020 and 2021, respectively, which contributed 24.1%, 28.3% and 34.2% of our total net revenues in the respective years. In addition, we hold the required licenses and permits necessary to conduct our asset management business in China through our Consolidated Affiliated Entities. Investors of our ADSs are not purchasing equity interest in our Consolidated Affiliated Entities in China but instead are purchasing equity interest in a Cayman Islands holding company with no direct equity ownership of our Consolidated Affiliated Entities.
Our corporate structure is subject to risks associated with the contractual arrangements with our Consolidated Affiliated Entities. The contractual arrangements may not be as effective as direct ownership in providing us with control over our Consolidated Affiliated Entities and we may incur substantial costs to enforce the terms of the arrangements. Additionally, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. It is uncertain whether any new PRC laws or regulations relating to the contractual arrangements will be adopted or if adopted, what they would provide. If the corporate structure and the contractual arrangements are deemed by relevant regulatory authority or court to be illegal or invalid, either in whole or in part, we may lose control of our Consolidated Affiliated Entities and have to modify such structure to comply with regulatory requirements. Further, if the corporate structure and the contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authority would have broad discretion to take action in dealing with the violation or failure, in which case, we could be subject to severe penalties, including being prohibited from continuing its operations or unwinding the contractual arrangements. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Our Cayman Islands holding company, our subsidiaries and Consolidated Affiliated Entities, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our Consolidated Affiliated Entities and, consequently, significantly affect the financial performance of our Consolidated Affiliated Entities and our company as a whole. For a detailed description of the risks associated with our corporate structure, see “Item 3.Key Information — D. Risk Factors — Risks Related to Corporate Structure” in our 2021 Form 20-F.
We face various legal and operational risks and uncertainties associated with being based in and having our operations primarily in China and the complex and evolving PRC laws and regulations. The PRC government has significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or be listed on United States or other foreign exchange outside of China. For example, we face risks associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, the use of our Consolidated Affiliated Entities, antimonopoly regulatory actions, and oversight on cybersecurity and data privacy. In addition, since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB. As a result, our ADSs may be delisted under the Holding Foreign Companies Accountable Act. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections. Also, the PRC governmental authorities have recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, implementation of industry-wide regulations directly targeting our operations could cause the value of our securities to significantly decline. For a detailed description of risks related to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2021 Form 20-F.
Transfer of Funds and Other Assets between Our Company, Its Subsidiaries and the Consolidated Affiliated Entities
Noah Holdings Limited is a holding company incorporated in the Cayman Islands. We conduct business in the PRC through our PRC subsidiaries and Consolidated Affiliated Entities. Under PRC law, we may provide funding to our PRC subsidiaries only through capital contributions or loans, and to the Consolidated Affiliated Entities only through loans, subject to the satisfaction of applicable government registration and approval requirements.
We may also rely significantly on dividends and other distributions by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and pay any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Under the Contractual Arrangements, we, through our PRC subsidiary Noah Group, are also entitled to substantially all of the economic benefits of the Consolidated Affiliated Entities in the form of service fees and license fees. For risks relating to the fund flows of our operations in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The dividends we receive from our PRC subsidiaries may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations. In addition, if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders” in our 2021 Form 20-F. In addition, the PRC tax authorities may require us to adjust our taxable income under the Contractual Arrangements, which would materially and adversely affect its ability to pay dividends and other distributions to us.
Our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws, each of our

PRC subsidiaries and our Consolidated Affiliated Entities are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. As a result of these PRC laws and regulations, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to RMB1,765.1 million, RMB2,040.5 million and RMB2,950.5 million (US$463.0 million) as of December 31, 2019, 2020 and 2021, respectively.
Under the Contractual Arrangements, Noah Group provides certain support services to our Consolidated Affiliated Entities and is entitled to receive service fees from our Consolidated Affiliated Entities in exchange. The Contractual Arrangements provide that our Consolidated Affiliated Entities shall pay Noah Group a service fee on a quarterly basis. The amount of the service fees shall be verified and determined according to actual services provided by Noah Group, provided that the total service fees shall be equal to the revenue less expenses and the license fees. The license fees are paid by our Consolidated Affiliated Entities to Noah Group on a yearly basis, in consideration of the intellectual property rights licenses granted by Noah Group. The amount of the license fees shall be determined by the board of Noah Group. Pursuant to the Contractual Arrangements, Noah Group is entitled to collect all or part of the revenue as the agent of our Consolidated Affiliated Entities, subject to a joint decision by the parties. Under that circumstance, Noah Group shall deduct the service fees from the revenue it collects on behalf of our Consolidated Affiliated Entities. During the three years ended December 31, 2019, 2020 and 2021, Noah Group did not charge any service fees or licenses fees from our Consolidated Affiliated Entities under the Contractual Arrangements, and there was no cash flows or transfers of other assets between Noah Group and our Consolidated Affiliated Entities under the Contractual Arrangements. See “— Financial Information Related to the VIEs” and “— Intercompany Revenues between the Consolidated Affiliated Entities and Our Subsidiaries” for other services provided, cash flows or transfer of other assets between our company, our subsidiaries and our Consolidated Affiliated Entities during the three years ended December 31, 2019, 2020 and 2021.
Neither the PRC subsidiaries of our company nor the Consolidated Affiliated Entities is obligated to make dividends or distributions to our company under the Contractual Arrangements. To date, no dividends or distributions have been made to our company by our PRC subsidiaries or the Consolidated Affiliated Entities.
Furthermore, cash transfers from our PRC subsidiaries to our subsidiaries outside of China are subject to PRC government control of currency conversion. Restrictions on the availability of foreign currency may affect the ability of our PRC subsidiaries and Consolidated Affiliated Entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC foreign exchange control regulations restricting the conversion of Renminbi into foreign currencies may limit our ability to utilize our revenues effectively and affect the value of your investment” in our 2021 Form 20-F.
Financial Information Related to the VIEs
The following tables set forth the summary condensed consolidated balance sheets data as of December 31, 2019, 2020 and 2021 of (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities, and the summary of the condensed consolidated statements of operations and cash flows for the years ended December 31, 2019, 2020 and 2021. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States. Our and Consolidated Affiliated Entities’ historical results are not necessarily indicative of results expected for future periods. You should read this information together with our consolidated financial statements and the related notes and “Item 5. Operating and Financial Review and Prospects” in our 2021 Form 20-F.

Selected Condensed Consolidated Balance Sheets Data
	As of December 31, 2021
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Assets
Cash and cash equivalents	224,145	1,181,479	1,998,979	—	3,404,603
Restricted cash	—	510			510
Short-term investments	—	9,662	83,141	—	92,803
Accounts receivable and contract assets, net	—	475,652	332,377	—	808,029
Amounts due from related parties, net	760	276,744	173,885	—	451,389
Loans receivables, net	—	50,884	544,882	—	595,766
Investments in subsidiaries and the Consolidated Affiliated Entities	8,538,829	—	—	(8,538,829)	—
Amounts due from internal companies	—	—	754,753	(754,753)	—
Long-term investments	—	300,720	367,852	—	668,572
Investment in affiliates	301,509	854,138	246,436	—	1,402,083
Property and equipment, net	—	43,971	2,536,964	—	2,580,935
Operating lease right-of-use assets, net	—	15,031	208,621	—	223,652
Deferred tax assets	—	63,312	272,593	—	335,905
Other assets	637	60,867	264,038	—	325,542
Total assets	9,065,880	3,332,970	7,784,521	(9,293,582)	10,889,789
Liabilities
Accrued payroll and welfare expenses	—	381,653	564,894	—	946,547
Income tax payable	—	149,226	41,034	—	190,260
Amounts due to internal companies	575,428	179,325	—	(754,753)
Deferred revenue	—	6,721	56,910	—	63,631
Contingent liabilities	433,345	—		—	433,345
Deferred tax liabilities	—	254	233,880	—	234,134
Operating lease liabilities, non-current	—	15,512	115,444	—	130,956
Other liabilities	16,332	291,857	441,086	—	749,275
Total liabilities	1,025,105	1,024,548	1,453,248	(754,753)	2,748,148
Total net assets	8,040,775	2,308,422	6,331,273	(8,538,829)	8,141,641

	As of December 31, 2020
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Assets
Cash and cash equivalents	1,359,841	839,534	2,805,836	—	5,005,211
Restricted cash	—	3,585	6,408	—	9,993
Short-term investments	—	75,000	39,928	—	114,928
Accounts receivable and contract assets, net	—	133,956	300,502	—	434,458
Amounts due from related parties, net	778	350,879	168,521	—	520,178
Loans receivables, net	—	104,673	314,274	—	418,947
Investments in subsidiaries and the Consolidated Affiliated Entities	6,107,489	—	—	(6,107,489)	—
Amounts due from internal companies	—	—	200,391	(200,391)	—
Long-term investments	—	280,624	255,760	—	536,384
Investment in affiliates	279,430	740,452	244,803	—	1,264,685
Property and equipment, net	—	18,134	230,535	—	248,669
Operating lease right-of-use assets, net	—	19,010	255,144	—	274,154
Deferred tax assets	—	41,149	183,091	—	224,240
Other assets	41,425	46,132	260,182	—	347,739
Total assets	7,788,963	2,653,128	5,265,375	(6,307,880)	9,399,586
Liabilities
Accrued payroll and welfare expenses	—	166,411	539,211	—	705,622
Income tax payable	—	99,889	40,888	—	140,777
Amounts due to internal companies	56,937	143,454	—	(200,391)
Deferred revenue		8,016	63,597	—	71,613
Contingent liabilities	530,433	—		—	530,433
Deferred tax liabilities	2,276	3,070	40,535	—	45,881
Operating lease liabilities, non-current	—	20,123	174,261	—	194,384
Other liabilities	13,806	171,753	247,946	—	433,505
Total liabilities	603,452	612,716	1,106,438	(200,391)	2,122,215
Total net assets	7,185,511	2,040,412	4,158,937	(6,107,489)	7,277,371

Selected Condensed Consolidated Statements of Operations Data
	For the year ended December 31, 2021
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Net revenue	—	1,505,108	3,013,347	(225,361)	4,293,094
Total operating cost and expenses	(42,240)	(867,215)	(2,410,102)	225,361	(3,094,196)
(Loss) income from operations	(42,240)	637,893	603,245	—	1,198,898
Total other (expenses) income	(21,853)	23,868	97,129	—	99,144
Income tax expenses	—	(195,446)	(98,494)	—	(293,940)
Income from equity in affiliates	68,388	150,106	83,485	—	301,979
Income from equity in subsidiaries and the Consolidated Affiliated Entities	1,309,836	—	—	(1,309,836)	—
Net income	1,314,131	616,421	685,365	(1,309,836)	1,306,081
	For the year ended December 31, 2020
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Net revenue	—	978,589	2,512,040	(184,803)	3,305,826
Total operating cost and expenses	(5,944)	(524,913)	(1,701,296)	184,803	(2,047,350)
(Loss) income from operations	(5,944)	453,676	810,744	—	1,258,476
Total other (expenses) income	(1,793,649)	68,444	(118,590)	—	(1,843,795)
Income tax expenses	(3,058)	(128,563)	(126,839)	—	(258,460)
Income (loss) from equity in affiliates	78,768	(258)	21,747	—	100,257
Income from equity in subsidiaries and the Consolidated Affiliated Entities	978,658	—	—	(978,658)	—
Net (loss) income	(745,225)	393,299	587,062	(978,658)	(743,522)
	For the year ended December 31, 2019
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Net revenue	—	867,150	2,760,044	(235,382)	3,391,812
Total operating cost and expenses	(5,687)	(565,203)	(2,141,338)	235,382	(2,476,846)
(Loss) income from operations	(5,687)	301,947	618,706	—	914,966
Total other (expenses) income	33,617	51,370	(31,978)	—	53,009
Income tax expenses	(5,257)	(92,914)	(121,854)	—	(220,025)
Income from equity in affiliates	36,103	29,111	50,595	—	115,809
Income from equity in subsidiaries and the Consolidated Affiliated Entities	770,375	—	—	(770,375)	—
Net income	829,151	289,514	515,469	(770,375)	863,759

Selected Condensed Consolidated Cash Flows Data
	For the year ended December 31, 2021
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Net cash provided by operating activities	63,125	562,400	896,313	—	1,521,838
Net cash used in investing activities	(1,120,785)	(207,114)	(2,820,103)	1,575,908	(2,572,094)
Net cash provided by (used in) financing activities	93,861	(16,416)	985,342	(1,575,908)	(513,121)
	For the year ended December 31, 2020
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Net cash provided by (used in) operating activities	412,444	(409,359)	793,268	—	796,353
Net cash provided by (used in) investing activities	57,424	357,026	(105,556)	43,690	352,584
Net cash used in financing activities	(248,238)	—	(79,494)	(43,690)	(371,422)
	For the year ended December 31, 2019
	Our company	Consolidated Affiliated Entities	Our subsidiaries	Eliminating adjustments between (i) our company and our subsidiaries and (ii) the Consolidated Affiliated Entities	Consolidated total
	(RMB in thousands)
Net cash provided by operating activities	337,150	761,312	189,771	—	1,288,233
Net cash provided by (used in) investing activities	135,693	(345,092)	(51,281)	78,668	(182,012)
Net cash provided by financing activities	31,688	20,670	569,621	(78,668)	543,311
Intercompany Revenues between the Consolidated Affiliated Entities and Oue Subsidiaries
The intercompany services between the Consolidated Affiliated Entities and our subsidiaries principally consist of shared services within the group, including the support of information technology, marketing activities, strategic development, human resources and legal consulting.
The Consolidated Affiliated Entities provide shared services to our subsidiaries, the amounts of which were RMB50.7 million, RMB43.1 million and RMB38.3 million (US$6.0 million), for the years ended December 31, 2019, 2020 and 2021, respectively. The intercompany service charge is eliminated at the consolidation level.
Our subsidiaries provide investment consulting services and shared services to the Consolidated Affiliated Entities, the amounts of which were RMB184.7 million, RMB141.7 million and RMB187.0 million

(US$29.3 million) for the years ended December 31, 2019, 2020 and 2021, respectively. The intercompany service charge is eliminated at the consolidation level.
For the years ended December 31, 2019, 2020 and 2021, cash paid by the Consolidated Affiliated Entities to our subsidiaries for the services rendered were RMB 157.1 million, RMB538.5 million and RMB112.8 million (US$17.7 million), respectively.
The Holding Foreign Companies Accountable Act
The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (United States), or the PCAOB, for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange. The PCAOB identified our auditor as one of the registered public accounting firms that the PCAOB is unable to inspect or investigate completely. On April 12, 2022, we were identified by the SEC under the HFCA Act as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completely by the PCAOB in connection with our filing of the annual report on Form 20-F for the fiscal year ended December 31, 2021. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections” in our 2021 Form 20-F.
Regulatory Changes on Data and Cyber Security
Recently, the PRC governmental authorities have promulgated, among others, the Personal Information Protection Laws and Data Security Laws to ensure cybersecurity, data and personal information protection, which demonstrates that relevant laws and regulations governing such areas are developing along with the enforced and constantly tightening of relevant regulatory supervision. Specifically, on December 28, 2021, the Cyberspace Administration of China, or the CAC, and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review, which came into effect on February 15, 2022. The Measures for Cybersecurity Review provides that, among others, the procurement of network products and services by critical information infrastructure operators and the data processing activities conducted by network platform operators which affect or may affect national security shall be subject to cybersecurity review. Besides, according to the Measures for Cybersecurity Review, a network platform operator who processes the personal information of more than one million users and is seeking for listing in a foreign country must apply for a cybersecurity review. There are uncertainties as to the interpretation and application of these cybersecurity laws, regulations and standards, which laws may be interpreted and applied in a manner that is inconsistent with our current policies and practices or require changes to the features of our system. If we are unable to address any data security and information protection concerns, any compromise of security that results unauthorized disclosure or transfer of personal data, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and result in governmental enforcement actions, litigation, fines and penalties or adverse publicity and could cause our clients to lose trust in us, which could have a material adverse effect on our business, results of operations, financial condition and prospects. We may also be subject to new laws, regulations or standards or new interpretations of existing laws, regulations or standards, including those in the areas of data security and data privacy, which could require us to incur additional costs and restrict our business operations. For more details, please see “Risk Factors — Risks Related to Doing Business in China — Our business is subject to various evolving PRC laws and regulations regarding data privacy and cyber security. Failure of cyber security and data privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations” in our 2021 Form 20-F.
Regulatory Developments on Overseas Listing
On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council issued the Opinions on Strictly Cracking Down Illegal Securities

Activities in accordance with the Law, which announced the plans to take effective measures to enhance the administration over illegal securities activities and the supervision on the offering and listing of PRC domestic companies in an overseas market, including promoting the construction of relevant regulatory systems. On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, promulgated the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Overseas Listing Administration Provisions, and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Draft Overseas Listing Filing Measures, which, if become effective, require that a PRC domestic company that seeks to offer and list securities in an overseas market, whether through direct or indirect form, to file the required documents with the CSRC within three working days after such application for overseas offering and listing is submitted, and stipulate certain circumstances under which the overseas offering and listing would be prohibited, as well as the measures taken by the CSRC if a PRC domestic company falls into any of such circumstances prior to the overseas offering and listing, such as imposing a postponement or termination of the proposed overseas offering and listing, and canceling the corresponding filing on the conditions that the proposed overseas offering and listing application documents have been filed. As of the date of this prospectus, the Draft Overseas Listing Administration Provisions and the Draft Overseas Listing Filing Measures were released for public comments and the final version and effective date of such regulations are subject to change with substantial uncertainty. If the Draft Overseas Listing Administration Provisions and the Draft Overseas Listing Filing Measures become effective in their current forms, we may be required to obtain the approval from or complete the filing procedures with the CSRC for our future securities offerings. For more details, please see “Risk Factors — Risks Related to Doing Business in China — The approval of or filing with the CSRC or other PRC government authorities may be required under PRC law in connection with our issuance of securities overseas, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” in our 2021 Form 20-F.

RISK FACTORS
Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.
Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).
We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital is US$50,000 divided into 100,000,000 ordinary shares with a par value of US$0.0005 each, comprising of (i) 91,394,900 Class A Ordinary Shares of a nominal or par value US$0.0005 each and (ii) 8,605,100 Class B Ordinary Shares of a nominal or par value US$0.0005 each.
The following are summaries of material provisions of our fifth amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
General.   All of our issued and outstanding Class A ordinary shares and Class B ordinary shares are fully paid. Our ordinary shares are issued in registered form, and are issued when registered in our register of shareholders. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A ordinary shares and Class B ordinary shares.
Dividends.   The holders of our Class A ordinary shares and Class B ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to Cayman Islands law and our articles of association. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights.   Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to four votes on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of the paid up voting share capital of our company. Shareholders may attend any shareholders’ meeting in person or by proxy, or if a corporation or other non-natural person, by its duly authorized representative or proxy; we currently do not allow shareholders to vote electronically.
A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold not less than an aggregate of one-third of our voting share capital. Shareholders’ meetings may be held annually and may be convened by our board of directors. Advance notice of at least seven calendar days is required for the convening of shareholders’ meetings, subject to exceptions in certain circumstances as set out in our articles of association.
An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by the shareholders entitled to vote, in person or by proxy, in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by the shareholders entitled to vote, in person or by proxy, in a general meeting. A special resolution is required for important matters such as a change of name or amendments to our memorandum or articles of association. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amounts than our existing shares, and canceling any authorized but unissued shares.
Transfer of Shares.   Subject to the restrictions set out in our memorandum and articles of association, our shareholders may transfer all or any of their ordinary shares by an instrument of transfer in writing and executed by or on behalf of the transferor (and if our board of directors require, the transferee).
Our board of directors may decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board may reasonably require to show the right of the transferor to make the transfer; and (b) a fee of such maximum sum as the NYSE may determine to be payable, or such lesser sum as our board may from time to time require, is paid to us in respect thereof.
If our board of directors refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means and the register closed at such times and for such periods as our board may from time to time determine.
Liquidation.   On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution shall be distributed among the holders of the ordinary shares on a pro rata basis, and the liquidator may with the sanction of an ordinary resolution of the shareholders divide amongst the shareholders in specie or in kind the whole or any part of the assets of our company, and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid, and may determine how such division shall be carried out as between our shareholders or different classes of shareholder.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may, before the issue of such shares, be determined by our board of directors. Our company may also repurchase any of our shares provided that our shareholders shall have approved the manner of purchase by ordinary resolution or the manner of purchase is in accordance with the provisions of Articles 17 and 17A of our articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
Variations of Rights of Shares.   If at any time our share capital is divided into different classes or series of shares, all or any of the special rights attached to any class or series of shares may be varied either with the written consent of the holders of a majority of the issued shares of that class or series or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series.
In addition to any other applicable consent or approval requirements set forth in our articles of association and pursuant to the rules of the New York Stock Exchange, for so long as the total issued and outstanding Class B ordinary shares constitute a majority of the aggregate voting power of our company, any amendment of the rights attached to our Class B ordinary shares requires approval by (i) holders of a majority of the total issued and outstanding Class A ordinary shares as well as (ii) holders of a majority of the aggregate voting power of our company.
For so long as any of our Class A ordinary shares are issued and outstanding, our company shall not, without the affirmative vote of at least a majority of our Class A ordinary shares, voting as a single class, amend, alter or repeal any provision setting forth the terms of our Class A ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records, subject to certain limited exceptions (including the right to obtain our memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders). However, we will provide our shareholders with annual audited financial statements.
Anti-Takeover Provisions.   Some provisions of our memorandum and articles of association have the potential to discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
•
provide holders of our Class B ordinary shares four votes per share and holders of our Class A ordinary shares one vote per share on all matters upon which the ordinary shares are entitled to vote;

•
authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•
limit the ability of shareholders to call general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
General Meetings of Shareholders.   Shareholders’ meetings may be convened by our board of directors. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders, subject to exceptions in certain circumstances as set out in our articles of association. A quorum for a meeting of shareholders consists of members holding not less than an aggregate of one-third of all voting share capital of our company present in person or by proxy.
Registered Office and Objects
Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time determine. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.
Differences in Corporate Law
The Companies Act of the Cayman Islands is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act of the Cayman Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•
the statutory provisions as to the required majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in

Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:
•
an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

•
an act which constitutes a fraud against the minority where the wrongdoer are themselves in control of the company; and

•
an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fifth amended and restated memorandum and articles of association provide that that we shall indemnify our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. Our fifth amended and restated memorandum and articles of association also provide that no such director or officer of our company shall be liable to our company for any loss or damage unless such liability arises through the willful neglect or default of such director or officer. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our fifth amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our fifth amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our fifth amended and restated memorandum and articles of association allow our shareholders holding not less than one-third of the share capital of our company that carries the right of voting at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our fifth amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our fifth amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our fifth amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director’s office shall be vacated if the director (i) dies, becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to our company; or; (iii) is removed from office pursuant to any other provisions of our fifth amended and restated memorandum and articles of association. Subject to the foregoing sentence, each director shall hold office until the expiration of his term and until his successor shall have been elected and qualified in accordance with our fifth amended and restated memorandum and articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our fifth amended and restated memorandum and articles of association, if our share capital is divided into different classes or series of shares, the rights attaching to any such class or series may (unless otherwise provided by the terms of issue of the shares of that class or series) be varied or abrogated with the consent in writing of a majority of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in priority thereto or pari passu therewith.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our fifth amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our fifth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.
History of Securities Issuances
The following is a summary of our securities issuances in the past three years:
Option and Award Grants
We have granted options and restricted shares to purchase our ordinary shares and awards to certain of our directors, executive officers and employees. See “Item 6. Directors, Senior Management and Employees —  B. Compensation — Share Incentive Plan” in our 2021 Form 20-F, which is incorporated by reference in this prospectus.

Settlement Plan
Certain credit funds managed by Shanghai Gopher had invested in supply chain account receivables with respect to the sale of computer, consumer electronics and communication products by affiliates of Camsing International Holding Limited as underlying investable assets. Certain companies and individuals in connection with such supply chain account receivables were later suspected to commit fraudulent activities (the “Camsing Incident”). In connection with the settlement of the Camsing Incident, we voluntarily made an ex gratia settlement plan to affected clients. An affected client accepting the settlement plan shall receive restricted share units, which upon vesting will become ordinary shares of our company. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Legal Proceedings” in our 2021 Form 20-F, which is incorporated by reference in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A., has agreed to act as the depositary for American Depositary Shares (“ADSs”). Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. — Hong Kong, located at 10/F, Harbour Front (II), 22 Tak Fung Street, Hung Hom, Kowloon, Hong Kong.
We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333- 170167 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one-half (1/2) of one (1) Class A ordinary share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC.
This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. The latest deposit agreement and form of ADR have been filed with the SEC as an exhibit to a Registration Statement on our F-6 registration statement (File No. 333- 170167), as amended, filed with the Commission on March 15, 2016) for our company.
Dividends and Distributions
As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.
Distributions of Class A ordinary shares
Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (including U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
•
we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
we fail to deliver satisfactory documents to the depositary; or

•
it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a holder of Class A ordinary shares would receive upon failing to make an election.
Other Distributions
Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•
we do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•
we do not deliver satisfactory documents to the depositary; or

•
the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary at least 45 days (or a fewer number of days if agreed upon with the depositary) in advance of such proposed redemption. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Class A ordinary shares
The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Class A ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Class A ordinary shares
The depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•
The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•
All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•
You are duly authorized to deposit the Class A ordinary shares.

•
The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•
The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
If you hold ADRs, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•
ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders pursuant to the terms of the deposit agreement upon a combination or split up of ADRs.
Withdrawal of Class A ordinary shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. The depositary will not accept for surrender ADSs representing less than one share. In the case of the delivery to it of ADSs representing a number other than a whole number of our Class A ordinary shares, the depositary will cause ownership of the appropriate whole number of shares to be delivered in accordance with the terms of the deposit agreement, and will, at its discretion, either return to the person surrendering such ADSs the number of ADSs representing any remaining fractional share, or sell or cause to be sold the fractional share represented by the ADSs so surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes withheld) to the person surrendering the ADSs. Your ability to withdraw the Class A ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:
•
temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•
obligations to pay fees, taxes and similar charges; and

•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs.
If we ask for your instructions in a timely manner pursuant to the deposit agreement, as soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADS holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including circumstances under which a discretionary proxy may be given to a person designated by us. At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
Voting at our shareholders’ meetings is by show of hands unless a poll is demanded. A poll may be demanded by one or more of our registered shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of our company. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the Class A ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary bank will instruct the custodian to vote, directly or by proxy, all Class A ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary bank will instruct the custodian to vote, directly or by proxy, the Class A ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs.
In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class A ordinary shares represented by such holders’ ADSs; provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of the Company will be adversely affected and (y) in the event that the vote is on a show of hands.
Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Expenses
ADS holders will be required to pay the following service fees to the depository:
Service	Fees
Issuance of ADSs	Up to US$0.05 per ADS issued
Cancelation of ADSs	Up to US$0.05 per ADS canceled
Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
such registration fees as may from time to time be in effect for the registration of shares or other deposited securities on the share register and applicable to transfers of shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•
such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing shares or holders and beneficial owners of ADSs;

•
the expenses and charges incurred by the depositary in the conversion of foreign currency;

•
such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, deposited securities, ADSs and ADRs; and

•
the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited securities.

Depositary Fees payable upon (i) deposit of Shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of Deposited Securities will be charged by the depositary to the person to whom the ADSs so issued are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation to the depositary (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC or presented to the depositary via DTC, the ADS issuance and cancellation fees will be payable to the depositary by the DTC participant(s) receiving the ADSs from the depositary or the DTC participant(s) surrendering the ADSs to the depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. Depositary fees in respect of distributions and the depositary services fee are payable to the depositary by Holders as of the applicable ADS Record Date established by the depositary. In the case of distributions of cash, the amount of the applicable depositary fees is deducted by the depositary from the funds being distributed. In the case of distributions other than cash and the depositary service fee, the depositary will invoice the applicable Holders as of the ADS Record Date established by the depositary. For ADSs held through DTC, the depositary fees for distributions other than cash and the depositary service fee are charged by the depositary to the DTC participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold ADSs.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may offset the amount of the depositary fees from any distribution to be made to the ADS holder.

The fees and charges that ADS holders may be required to pay may vary over time and may be changed by us and by the depositary.
The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time. As described in the deposit agreement, we or the depositary may withhold or deduct from any distributions made in respect of Class A ordinary shares and may sell for the account of a holder any or all of the Class A ordinary shares and apply such distributions and sale proceeds in payment of any taxes (including applicable interest and penalties) or charges that are or may be payable by holders in respect of the ADSs.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for any failure by us to give notice.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Class A ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the Class A ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Class A ordinary shares and not under the deposit agreement.
In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A ordinary shares (including Class A ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

ENFORCEABILITY OF CIVIL LIABILITIES
Cayman Islands
We are incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:
•
political and economic stability;

•
an effective judicial system;

•
a favorable tax system;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Zhong Lun Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty, and (e) is not inconsistent with a Cayman Islands judgment in respect of the same manner, impeachable on the grounds of fraud and is not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman

Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
PRC
We have been advised by Zhong Lun Law Firm, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, some of our directors and senior executive officers reside within China for a significant portion of the time and are PRC nationals. Furthermore, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it may be difficult or impossible for our shareholders to effect service of process upon us or these persons inside China, and it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law and the PRC Law on Choice of Law for Foreign-related Civil Relationships, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or ordinary shares.

TAXATION
Material Cayman Islands, PRC and United States federal income tax consequences of the ownership and disposition of the securities offered by this prospectus will be set forth in any accompanying prospectus supplement or free writing prospectus relating to the offering of those securities.

SELLING SHAREHOLDERS
Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the ordinary shares or ADSs of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the ordinary shares or ADSs to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders (if any) may also sell, transfer or otherwise dispose of ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.
If any selling shareholder is to offer and sell ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement, which will set forth the name of each such selling shareholder, the number of ordinary shares or ADSs beneficially owned by each such selling shareholder, and the number of ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
•
to or through underwriters, brokers or dealers;

•
through agents;

•
on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
directly to one or more purchasers in negotiated sales or competitively bid transactions; or

•
through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
•
a fixed price or prices, which may be changed;

•
market prices prevailing at the time of sale;

•
prices related to such prevailing market prices; or

•
negotiated prices.

We and/or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We and/or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we and/or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We and/or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and/or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we and/or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
•
the name or names of any underwriters, dealers or agents;

•
the public offering or purchase price;

•
the proceeds from such sale;

•
any discounts and commissions to be allowed or paid to the agent or underwriters;

•
all other items constituting underwriting compensation;

•
any over-allotment options under which underwriters may purchase additional securities from us;

•
any discounts and commissions to be allowed or paid to dealers; and

•
any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Noah Holdings Limited and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in any offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm. Kirkland & Ellis International LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm or firms named in the applicable prospectus supplement.

EXPERTS
The financial statements of Noah Holdings Limited incorporated by reference in this prospectus, and the effectiveness of Noah Holdings Limited’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
The registered business address of Deloitte Touche Tohmatsu Certified Public Accountants LLP is 30/F, Bund Center, 222 Yan An Road East, Shanghai, the People's Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website ir.noahgroup.com. The information contained on our website is not a part of this prospectus.
This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the following documents:
•
our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 6, 2022 (File No. 001-34936), or the 2021 Form 20-F;

•
any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•
the description of the securities contained in our registration statement on Form 8-A filed on October 28, 2010 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•
any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Noah Holdings Limited
Building 2, 1687 Changyang Road,
Shanghai 200090
People’s Republic of China
+86 (21) 8035-9221
Attention: Investor Relations
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.
Pursuant to the indemnification agreements, the form of which has been filed as Exhibit 10.3 to our registration statement on F-1 (File No. 333-170055), as amended, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Any underwriting agreement that we may enter into in connection with an offering of securities pursuant to this registration statement may also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9.   Exhibits
See Exhibit Index beginning on page II-4 of this registration statement.
Item 10.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS
Exhibit Number	Description
1.1*	Form of Underwriting Agreement
4.1*	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.2	Deposit Agreement among the Registrant, the depositary and holders and beneficial holders of the American Depositary Shares (incorporated by reference to Exhibit 4.3 to the registration statement on the Form S-8 (File No. 333-171541), as amended, filed with the Commission on January 5, 2011)
4.3	Amendment No. 1 to Deposit Agreement among the Registrant, the depositary and holders and beneficial holders of the American Depositary Shares (incorporated by reference to Exhibit (a)(i) to the Post-Effective Amendment No.1 to the registration statement on the Form F-6 (File No. 333-170167) filed with the Commission on March 15, 2016)
4.4	Specimen American Depositary Receipt of the Registrant (incorporated by reference to Exhibit 4.3 to the registration statement on the Form S-8 (File No. 333-171541), as amended, filed with the Commission on January 5, 2011)
5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
8.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Zhong Lun Law Firm regarding certain PRC law matters
23.1**	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm
23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3**	Consent of Zhong Lun Law Firm
23.4*	Consent of Zhong Lun Law Firm (included in Exhibit 8.2)
24.1**	Power of attorney (included on signature page hereof)
107.1**	Filing Fee Table

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on June 21, 2022.
NOAH HOLDINGS LIMITED
By:
/s/ Qing Pan

Name:
Qing Pan

Title:
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Jingbo Wang and Qing Pan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on June 21, 2022.
Signature	Title
/s/ Jingbo Wang Jingbo Wang	Co-founder, chairwoman of the board and chief executive officer of the group
/s/ Zhe Yin Zhe Yin	Co-founder, director and chairman of Gopher Asset Management
/s/ Chia-Yue Chang Chia-Yue Chang	Director
/s/ Neil Nanpeng Shen Neil Nanpeng Shen	Director
/s/ Boquan He Boquan He	Independent director
/s/ May Yihong Wu May Yihong Wu	Independent director
/s/ Tze-Kaing Yang Tze-Kaing Yang	Independent director
/s/ Jinbo Yao Jinbo Yao	Independent director

Signature	Title
/s/ Zhiwu Chen Zhiwu Chen	Independent director
/s/ Qing Pan Qing Pan	Chief financial officer

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Noah Holdings Limited has signed this registration statement or amendment thereto in New York on June 21, 2022.
Authorized U.S. Representative
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title: Senior Vice President